Exhibit 10.20

1LIFE, INC.

PROVIDER STOCK OPTION PROGRAM & ADVISORY SERVICES AGREEMENT

Congratulations! You have been selected to participate in the 1Life Healthcare, Inc. (“Company”) Stock Option Plan through this Provider Stock Option Program and Advisory Services Agreement (“Agreement”). This Provider Stock Option Program has been designed to enable the Company to compensate certain medical services providers (each, a “Provider Participant”) for valuable advisory and consulting services (“Advisory Services”) provided to the Company separate and apart from services that you may provide in your employment by one of Company’s affiliated One Medical Group professional corporations providing primary care services (“Employer”).

In consideration for your participation in the Provider Stock Option Program (and for any existing and future grants made to you under the Company Stock Option Plan), you agree to the following:

1.

You will make yourself available to Company to provide certain Advisory Services, as requested, which may include, without limitation, participation on the Company’s Electronic Medical Record development team, clinical advisory boards, CME program development committees or other advisory services as designated by the Company. The parties acknowledge and agree that the stock option granted hereunder is intended to be consistent with the fair market value of the services to be performed by Provider Participant as an advisor to 1Life. The parties further acknowledge and agree that the stock option granted hereunder does not require, and is not payment or inducement for, the referral of patients or other business by Provider Participant to 1Life or any person or entity affiliated or contracting with 1Life, and that Provider Participant’s rights hereunder are in no way contingent upon the referral of patients or other business by Provider Participant to 1Life or any person or entity affiliated or contracting with 1Life.

2.	You agree to the terms of the Confidential Information and Inventions Assignment Agreement attached as Exhibit A, which applies to your Advisory Services performed under this Agreement for Company.

In order to participate in the Provider Stock Option Program, you must review and sign this Agreement, the Confidential Information and Inventions Agreement (Exhibit A) and the Stock Option Agreement (Exhibit B).

This Agreement shall be governed by California law. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law. This Agreement shall be effective as of the date set forth below, may be terminated by the Company at any time, and shall automatically terminate upon the termination of your employment with your Employer, provided however that the terms of Exhibit A and B shall continue in accordance with their terms.

ANDREW DIAMOND:	1LIFE HEALTHCARE, INC.

/s/ Andrew S. Diamond	/s/ Thomas Lee
(Signature)	(Signature)
	By:	Thomas Lee
	Title:	President & CEO